Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5247

AMETEK Announces Third Quarter 2016 Results

BERWYN, PA, NOVEMBER 1, 2016 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the three month period ended September 30, 2016.

AMETEK reported third quarter 2016 sales of $945.0 million, down 5% from last year’s third quarter. Operating income was $201.1 million and operating margins were 21.3% in the quarter. Diluted earnings per share of $0.56 were down 14% from last year’s third quarter.

“I am pleased with our team’s performance having delivered results that met our expectations in a challenging macro environment,” said David A. Zapico, AMETEK Chief Executive Officer. “Although prior year comparisons were impacted by weakness in oil and gas and metals markets, we are encouraged to see these markets begin to stabilize.”

Electronic Instruments Group (EIG)

In the third quarter of 2016, EIG sales were $579.3 million, down 3% from last year’s third quarter. Operating income was $142.7 million and operating margins were 24.6% in the quarter.

“Sales in EIG benefited from the recent acquisitions of Brookfield, ESP/SurgeX, Nu Instruments and HS Foils. This growth was offset in large part by weakness across our oil and gas businesses. We are continuing to see solid growth across our Ultra Precision Technologies business,” added Mr. Zapico.

Electromechanical Group (EMG)

For the third quarter of 2016, EMG sales decreased 9% to $365.7 million. Operating income was $71.4 million and operating margins were 19.5% in the quarter.

“Sales continue to be impacted by weakness across our Engineered Materials, Interconnects and Packaging businesses,” noted Mr. Zapico.

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AMETEK ANNOUNCES THIRD QUARTER 2016 RESULTS

2016 Outlook

“We continue to expect 2016 sales to be down low-single digits with organic sales down mid-single digits on a percentage basis versus 2015. We have tightened our earnings guidance range for 2016 to $2.29 to $2.31 per diluted share, leaving the mid-point of our previous guidance unchanged,” adds Mr. Zapico.

“Fourth quarter 2016 sales are expected to be down low-single digits on a percentage basis compared to last year’s fourth quarter. We estimate our earnings in the fourth quarter to be approximately $0.57 to $0.59 per diluted share,” notes Mr. Zapico.

“I am confident in our team’s ability to manage through these market headwinds and am very excited about the long-term opportunity for AMETEK. We remain focused on investing in our businesses for the long-term, deploying our strong cash flow on strategic acquisitions, and driving commercial and operational synergies across our businesses,” concludes Mr. Zapico.

Conference Call

The Company will webcast its third quarter 2016 investor conference call on Tuesday, November 1, 2016 beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

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AMETEK ANNOUNCES THIRD QUARTER 2016 RESULTS

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of approximately $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$945,030	$998,527	$2,867,134	$2,986,312

Operating expenses:
Cost of sales, excluding depreciation	612,702	631,790	1,839,642	1,901,680
Selling, general and administrative	113,170	112,116	344,323	335,702
Depreciation	18,042	17,006	54,494	50,044

Total operating expenses	743,914	760,912	2,238,459	2,287,426

Operating income	201,116	237,615	628,675	698,886
Other expenses:
Interest expense	(23,609)	(23,684)	(70,716)	(69,048)
Other, net	(3,259)	(2,325)	(10,108)	(6,298)

Income before income taxes	174,248	211,606	547,851	623,540
Provision for income taxes	43,561	55,208	144,801	169,522

Net income	$130,687	$156,398	$403,050	$454,018

Diluted earnings per share	$0.56	$0.65	$1.72	$1.87

Basic earnings per share	$0.56	$0.65	$1.73	$1.89

Weighted average common shares outstanding:
Diluted shares	232,721	241,238	234,576	242,552

Basic shares	231,894	239,959	233,387	240,801

Dividends per share	$0.09	$0.09	$0.27	$0.27

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales:
Electronic Instruments	$579,298	$598,515	$1,744,246	$1,788,777
Electromechanical	365,732	400,012	1,122,888	1,197,535

Consolidated net sales	$945,030	$998,527	$2,867,134	$2,986,312

Income:
Segment operating income:
Electronic Instruments	$142,695	$162,530	$436,642	$477,740
Electromechanical	71,439	86,671	231,181	257,929

Total segment operating income	214,134	249,201	667,823	735,669
Corporate administrative and other expenses	(13,018)	(11,586)	(39,148)	(36,783)

Consolidated operating income	$201,116	$237,615	$628,675	$698,886

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	September 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$445,469	$381,005
Receivables, net	595,143	603,295
Inventories, net	537,227	514,451
Other current assets	119,051	120,076

Total current assets	1,696,890	1,618,827

Property, plant and equipment, net	478,647	484,548
Goodwill	2,846,106	2,706,633
Other intangibles, investments and other assets	1,955,419	1,850,442

Total assets	$6,977,062	$6,660,450

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$613,684	$384,924
Accounts payable and accruals	603,054	639,097

Total current liabilities	1,216,738	1,024,021

Long-term debt, net	1,540,742	1,553,116
Deferred income taxes and other long-term liabilities	846,383	828,687
Stockholders’ equity	3,373,199	3,254,626

Total liabilities and stockholders’ equity	$6,977,062	$6,660,450